UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

September 22, 2008

Date of Report (Date of earliest event reported)

GlobalSCAPE, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-33601 (Commission File Number)	74-2785449 (IRS Employer Identification No.)

4500 Lockhill Selma Road, Suite 150

San Antonio, Texas  78249

(210) 308-8267

(Address of principal executive offices and Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

(c)

On September 22, 2008, GlobalSCAPE, Inc. announced that Mendy Marsh had been elected as Vice President, Chief Financial Officer and Treasurer of the Company, effective immediately. Ms. Marsh, age 30, joined GlobalSCAPE in May 2008 as its Senior Accountant. Prior to joining GlobalSCAPE, Ms Marsh was employed by Deloitte & Touche, LLP from 2001 until April 2008, where she was part of the Audit Staff from 2001 until 2003, an Audit Senior from 2003 until 2006 and an Audit Manager from 2006 until joining GlobalSCAPE in April 2008. Ms. Marsh, a Certified Public Accountant, is a graduate of Texas A&M University where she received a BBA in Accounting and an MS in Accounting, Assurance Advisory and Information Systems in 2001.

Please see Item 5.02(e) below for information relating to certain compensation arrangements relating to Ms. Marsh's election as Chief Financial Officer

(e)

The Board of Directors has also voted to grant options to purchase 75,000 shares of the Company’s common stock to Ms. Marsh at an exercise price equal to the closing price of the Company’s common stock on the AMEX on September 22, 2008, pursuant to the Company’s 2000 Employee Long-Term Equity Incentive Plan.  The options vest 33% on each of the first and second anniversary of the date of grant and 34% on the third anniversary of the date of grant. Notwithstanding the foregoing, the options become fully vested and exercisable upon certain change in control events.  The options expire on the day before the 10th anniversary of the date of grant.  Ms. Marsh may exercise the options by giving written notice to the Company and paying the purchase price prescribed for the shares to be acquired pursuant to the exercise.  Payment of the purchase price for any shares purchased pursuant to the options must be made in accordance with the provisions of the 2000 Employee Long-Term Equity Incentive Plan.  The options may not be transferred except (i) by will or the laws of descent and distribution or (ii) pursuant to the terms of a qualified domestic relations order, and, during Ms. Marsh’s’ lifetime, may be exercised only by Ms. Marsh or her legally authorized representative.

The Board also set Ms. Marsh’s annual salary at $115,000 and established a bonus plan for Ms. Marsh under which Ms. Marsh is eligible for an annual bonus of up to 20% which is tied to specific objectives defined by the Company.

Ms. Marsh and the Company also entered into an Employment Agreement on the form that the Company has utilized for all of its executive officers at the vice president level and above. Each Employment Agreement provides that the Employee’s base salary and other compensation will be set by the Board of Directors, in its sole discretion, and that prior to a Change of Control, the employment is “at will”.  A Change of Control occurs under the Employment Agreements when (a) any “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or becomes the beneficial owner, directly or indirectly, of securities representing 50% or more of the combined voting power of the Company’s then outstanding securities, (b) any person or group shall make a tender offer or an exchange offer for 50% or more of the combined voting power of the Company’s then outstanding securities, (c) at any time during any period of two consecutive years, individuals who at the beginning of such period constituted the board of directors of the Company cease for any reason to constitute a majority of the board, (d) the Company shall consolidate, merge or exchange securities with any other entity where the stockholders of the Company immediately before the effective time of such transaction do not beneficially own, immediately after the effective time of such transaction, shares or other equity interests entitling such stockholders to a majority of all votes, or (e) any person or group acquires 50% or more of the Company’s assets.   Each Employment Agreement provides that if the Employee’s employment with the Company terminates under certain circumstances within one (1) year following a Change of Control or if, following the Change of Control, the Employment Agreement is extended for one (1) year renewal terms, upon termination of the Employee the Company shall pay the Employee an amount equal to the remainder of the Employee’s base salary in effect at the date of termination for the remainder of the then current term.

The description of the material terms of the Employment Agreement is qualified by reference to the form of Employment Agreement which is filed incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

10.1	Form of Employment Agreement (previously filed as Exhibit 10.1 to the Company’s Current report on Form 8-K filed with the commission on January 7, 2008).

99.1	Press Release dated September 22, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLOBALSCAPE, INC.

By:	/s/ James R. Morris
James R. Morris, President and Chief
Executive Officer

Dated: September 22, 2008